Exhibit 10.2

STOCKHOLDERS AGREEMENT

DATED AS OF JUNE 3, 2026

between

LIFTOFF MOBILE, INC.

AND

BCP Redbird Aggregator L.P.

Table of Contents

Page

ARTICLE I. INTRODUCTORY MATTERS		3
1.1	Defined Terms	3
1.2	Construction	6
ARTICLE II. CORPORATE GOVERNANCE MATTERS		5
2.1	Election of Directors	5
2.2	Compensation	7
2.3	Board Committees	7
ARTICLE III. INFORMATION; VCOC		7
3.1	Books and Records; Access	7
3.2	Certain Reports	8
3.3	VCOC	8
3.4	Confidentiality	10
3.5	Information Sharing	11
ARTICLE IV. ADDITIONAL COVENANTS		11
4.1	Pledges or Transfers	11
4.2	Spin-Offs or Split-Offs	11
4.3	Expense Reimbursement	11
ARTICLE V. INDEMNIFICATION; LIABILITY INSURANCE		14
5.1	Indemnification of Designating Stockholder	14
5.2	Jointly Indemnifiable Claims	15
5.3	Non-Exclusive Right	16
5.4	Directors and Officers Insurance	16
5.5	Other Rights of Designees	16
ARTICLE VI. GENERAL PROVISIONS		17
6.1	Termination	17
6.2	Notices	17
6.3	Amendment; Waiver	18
6.4	Further Assurances	18
6.5	Assignment	18
6.6	Third Parties	19
6.7	Governing Law	19
6.8	Jurisdiction; Waiver of Jury Trial	19
6.9	Specific Performance	19
6.10	Entire Agreement	19
6.11	Severability	19
6.12	Table of Contents, Headings and Captions	20
6.13	Grant of Consent	20
6.14	Counterparts	20
6.15	Effectiveness	20
6.16	No Recourse	20

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of June 3, 2026 between Liftoff Mobile, Inc., a Delaware corporation (the “Company”), and each of the other parties from time to time party hereto.

RECITALS:

WHEREAS, the Company is effecting an underwritten initial public offering (“IPO”) of shares of its Common Stock (as defined below); and

WHEREAS, in connection with the IPO, the Company and the Designating Stockholders (as defined below) wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof; provided, however, that notwithstanding the foregoing, an Affiliate shall not include any Portfolio Company of any Person or the Designating Stockholders and neither the Company nor any of its Affiliates shall be deemed an Affiliate of a Designating Stockholder or its Affiliates or Portfolio Companies.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized by law to close.

“Common Stock” means shares of common stock, par value $0.0001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Designating Stockholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i) that is or has become publicly available other than as a result of a disclosure by a Designating Stockholder or its designated representatives in violation of this Agreement;

(ii) that was already known to a Designating Stockholder or its designated representatives or was in the possession of a Designating Stockholder or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii) that is received by a Designating Stockholder or its designated representatives from a source other than the Company or its designated representatives, provided, that the source of such information was not actually known by a Designating Stockholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company; or

(iv) that was independently developed or acquired by a Designating Stockholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Designating Stockholders” or “Blackstone” means the entities listed on the signature pages hereto under the heading “Designating Stockholders” and each Person that executes a joinder agreement pursuant to Section 6.5(b) as a Permitted Transferee.

“Designating Stockholder Representative” means the Designating Stockholder, or any group of Designating Stockholders collectively, then holding of record a majority of Total Outstanding Securities held of record by all Designating Stockholders.

“Designee” has the meaning assigned to such term in Section 2.1(a).

“Director” means any director of the Company from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Information” has the meaning set forth in Section 3.1 hereof.

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“NewCo” has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 6.16 hereof.

“Permitted Pledge” means any pledge, hypothecation or grant of security over shares by a Designating Stockholder or any Affiliate thereof with respect to all or any portion of its shares of Common Stock (or any beneficial interest therein) to or in favor of any bank or financial institution as collateral for (i) any loan, advance, extension of credit or (ii) any derivative transaction referencing the Common Stock (including, without limitation, any transaction which transfers some or all of the economic risk of ownership of Common Stock, including any forward contract, equity swap, put or call, put or call equivalent position, collar, sale of exchangeable security or any similar transaction).

“Permitted Transferee” means with respect to a Designating Stockholder, a Transferee of shares of Common Stock that agrees to become party to, and be bound to the same extent as its transferor, by the terms of this Agreement.

“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, bank trust company, land trust, business trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Plan Asset Regulation” has the meaning set forth in Section 3.3(a) hereof.

“Portfolio Company” means a portfolio company in which such Person or such Person’s investment funds have made a debt or equity investment (and vice versa).

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Company and the other parties thereto, dated on or about the date hereof, as such agreement may be amended and/or restated from time to time.

“Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated on or about the date hereof, as such certificate may be amended and/or restated from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Total Outstanding Securities” means, at any time, the total number of outstanding shares of Common Stock.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require. For the avoidance of doubt, it is understood that a Permitted Pledge shall not be a Transfer and the bank or financial institution in respect of whom the Permitted Pledge is made shall not be treated as a transferee or entitled to any rights under this Agreement as a result of such Permitted Pledge or any foreclosure thereunder.

“VCOC Investor” has the meaning set forth in Section 3.3(a) hereof.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) The Designating Stockholder Representative shall have the right, but not the obligation, to designate a number of individuals serving as Directors of the Company equal to: (i) if the Designating Stockholders and their Affiliates collectively Beneficially Own 50% or more of the Total Outstanding Securities, the lowest whole number that is greater than 50% of the Total Number of Directors; (ii) if the Designating Stockholders and their Affiliates collectively Beneficially Own at least 40% (but less than 50%) of the Total Outstanding Securities, the lowest whole number that is greater than 40% of the Total Number of Directors; (iii) if the Designating Stockholders and their Affiliates collectively Beneficially Own at least 30% (but less than 40%) of the Total Outstanding Securities, the lowest whole number that is greater than 30% of the Total Number of Directors; (iv) if the Designating Stockholders and their Affiliates collectively Beneficially Own at least 20% (but less than 30%) of the Total Outstanding Securities, the lowest whole number that is greater than 20% of the Total Number of Directors; and (v) if the Designating Stockholders and their Affiliates collectively Beneficially Own at least 5% (but less than 20%) of the Total Outstanding Securities, the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the Total Number of Directors (in each case, each such person a “ Designee”).

(b) If the Designating Stockholders and their Affiliates collectively Beneficially Own at least 2% of the Total Outstanding Securities, the Designating Stockholder Representative may designate one (1) non-voting observer to attend meetings of the Board. Except to the extent that the Board determines in its reasonable discretion that the receipt of such materials would prevent the Company from asserting attorney-client privilege, such non-voting observer shall have the same right to receive at the same time and in the same manner as a Director copies of all materials (including copies of all resolutions, consents and meeting minutes) given to Directors in connection with any meetings of the Board and if the Board proposes to act by consent in lieu of a meeting, the Company shall provide such non-voting observer at the same time and in the same manner with copies of the form of consent and all materials given to any Director in connection with such action. The non-voting observer may be required by the Board to temporarily leave a meeting of the Board if the presence of the non-voting observer would prevent the Company from asserting attorney-client privilege with respect to matters discussed before the Board at such time.

(c) If at any time the Designating Stockholder Representative has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.1(a) hereof, the Designating Stockholder Representative shall have the right, at any time and from time to time, to appoint or cause to be appointed to the Board as Designees an additional number of individuals up to the difference between the total number of individuals that the Designating Stockholder Representative is then entitled to designate and the number of individuals theretofore designated by such Designating Stockholder Representative. Upon the election of a Designating Stockholder Representative to appoint or cause the appointment of any individual pursuant to this Section 2.1(c), the Total Number of Directors shall be automatically increased to enable the appointment of such individual as a Designee. The Company will ensure at all times during the term of this Agreement that its Restated Certificate of Incorporation and bylaws will not contain any limitation on the number of authorized Directors that would prevent it from complying with the foregoing sentence.

(d) Directors are subject to removal or disqualification pursuant to the applicable provisions of the Restated Certificate of Incorporation and applicable law; provided, however, for as long as the Designating Stockholder Representative is entitled to designate a Designee pursuant to Section 2.1(a) hereof, the removal of any Designee shall require, in addition to any vote of stockholders otherwise required by the Restated Certificate of Incorporation and applicable law, the affirmative vote or consent of the holders of a majority of the shares Beneficially Owned by the Designating Stockholders entitled to designate or cause the appointment of such Designee.

(e) Notwithstanding anything to the contrary set forth in the Restated Certificate of Incorporation or bylaws, if the Designating Stockholder Representative is entitled to designate a Designee pursuant to Section 2.1(a) hereof, in the event of a vacancy on the Board with respect to any Designee of the Designating Stockholder Representative (whether resulting from the death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise) or in the event of an increase of the Total Number of Directors pursuant to Section 2.1(c) or Section 2.1(g) hereof, the Designating Stockholder Representative shall have the power, at its election, to appoint or cause to be appointed a new Designee to fill such vacancy or the newly created directorship resulting from such increase.

(f) If the Designating Stockholder Representative is entitled to designate a Designee pursuant to Section 2.1(a) hereof, the Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting) the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such Designee to the Board, including nominating each such individual to be elected as a Director as provided herein. Unless the Board in good faith, after consultation with the Company’s outside counsel, determines that it is otherwise required by its fiduciary duties, the Board shall, to the fullest extent permitted by law, recommend such individual’s election and solicit proxies or consents in favor thereof.

(g) In the event that any Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), if the Designating Stockholder Representative is entitled to designate a Designee pursuant to Section 2.1(a) hereof, the Designating Stockholder Representative shall have the right to appoint (or cause to be appointed) to the Board such Designee (or a new designee of the Designating Stockholder Representative). Upon the election of a Designating Stockholder Representative to appoint or cause the appointment to the Board of an individual pursuant to this Section 2.1(g), the Total Number of Directors shall be automatically increased to enable the appointment of such individual as a Designee. For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect any Designee shall not affect the right of the Designating Stockholder Representative who nominated such Designee to exercise its rights under this Section 2.1, including its right to designate a Designee for election pursuant to Section 2.1(a) hereof in connection with any future election of directors of the Company.

2.2 Compensation. Except to the extent the Designating Stockholder Representative may otherwise notify the Company and if the Designating Stockholder Representative is entitled to designate a Designee pursuant to Section 2.1(a) hereof, the Designees shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards, provided, that (x) to the extent any Director compensation is payable in the form of equity awards, at the election of a Designee, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors and (y) at the election of a Designee, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Designee) shall be paid to the Designating Stockholder or an Affiliate thereof specified by the Designee rather than to the Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, no Designee that is an Affiliate, partner, personnel or employee of the Designating Stockholder Representative or its Affiliate shall be subject to such policy unless otherwise determined by the Designating Stockholder Representative in its sole discretion. All Directors and non-voting observers will be entitled to reimbursement for documented, reasonable out of-pocket expenses incurred in attending meetings of the Board (including any committee thereof).

2.3 Board Committees. If the Designating Stockholder Representative is entitled to designate a Designee pursuant to Section 2.1(a) hereof, to the extent permitted by Law, the Restated Certificate of Incorporation and the rules of any stock exchange on which the Common Stock is listed for trading, and subject to requisite independence or other eligibility requirements applicable to such committee, the Designating Stockholder Representative shall have the right, but not the obligation, to appoint (or cause to be appointed) at least one (1) Designee to each committee of the Board, other than the Litigation Demand Committee.

ARTICLE III.

INFORMATION; VCOC

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Designating Stockholders and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Designating Stockholders all information of a type, at such times and in such manner as is consistent with the Company’s and its predecessor’s past practice or that is otherwise reasonably requested by such Designating Stockholders from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”). Subject to Section 3.4, any Designating Stockholder (and any party receiving Information from a Designating Stockholder) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Designating Stockholders without the loss of any such privilege. The information rights pursuant to this Section 3.1 shall terminate at the time the Designating Stockholders and their Affiliates collectively Beneficially Own less than 1% of the Total Outstanding Securities. The Designating Stockholders may elect from time to time by written notice to the Company not to have such information rights for a predetermined period of time (which may be indefinite).

3.2 Certain Reports. Until such time as the Designating Stockholders and their Affiliates collectively Beneficially Own less than 1% of the Total Outstanding Securities, the Company shall deliver or cause to be delivered to the Designating Stockholders, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Designating Stockholders;

provided, however, that in the cases of clauses (a) and (b), the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Designating Stockholders without the loss of any such privilege.

3.3 VCOC.

(a) With respect to each Designating Stockholder that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”, and together, the “VCOC Investors”), for so long as a VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), without limitation or prejudice of any of the rights provided to the Designating Stockholders hereunder, the Company shall, with respect to each such VCOC Investor:

(i)
provide each VCOC Investor or its designated representative with:

(A) upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(B) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(E) upon written request by a VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege; provided, that, in each case, if the Company makes the information described in clauses (B), (C) and (D) of this Section 3.3(a)(i) available through public filings on the EDGAR System or any successor or replacement system of the U.S. Securities and Exchange Commission, the requirement to deliver such information shall be deemed satisfied;

(ii)
make appropriate officers and/or Directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries; and
(iii)
provide each VCOC Investor or its designated representative with such other rights of consultation which such VCOC Investor’s counsel may determine in writing to be necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation; provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to a VCOC Investor any additional rights with respect to the governance or management of the Company.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c) In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an affiliated entity that is intended to qualify its investment in the Company as a “venture capital investment” (as defined in the Plan Asset

Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to such VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

(d) For so long as a VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged) and upon the written request of such VCOC Investor, without limitation or prejudice of any of the rights provided to the Designating Stockholders hereunder, the Company shall, with respect to each such VCOC Investor, furnish and deliver a letter covering the matters set forth in Sections 3.3(a), 3.3(b), and 3.3(c) hereof in a form and substance satisfactory to such VCOC Investor.

(e) In the event a VCOC Investor is an Affiliate of a Designating Stockholder, as described in Section 3.3(a) above, such affiliated entity shall be afforded the same rights with respect to the Company and afforded to the Designating Stockholders under this Section 3.3 and shall be treated, for such purposes, as a third party beneficiary hereunder.

3.4 Confidentiality. Each Designating Stockholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Designating Stockholder and its designated representatives may disclose Confidential Information to any other Designating Stockholders (including any Designating Stockholders, Designees, or non-voting observers pursuant to any other stockholders agreements entered into on or about the date hereof by the Company and any other party with similar designation or information rights), to the Designees or non-voting observers and to (a) its Affiliates and its Affiliates’ partners, members, stockholders, directors, managers, officers, employees, agents, attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Designating Stockholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Stock, as long as such Person has agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of such Designating Stockholder’s or its respective Affiliates’ partners, members, stockholders, directors, managers, officers, employees, agents, attorneys, accountants, consultants, insurers, financing sources and other advisors in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), a Designating Stockholder’s “designated representatives”), (d) as the Company may otherwise consent in writing, (e) to the extent necessary in connection with the exercise of any remedy hereunder, or (f) to the extent that the Designating Stockholder or its designated representatives is required, in the good faith determination of such Designating Stockholder or designated representative, to disclose by applicable law, regulation or legal process, or upon the request or demand of any regulatory agency or authority having or claiming jurisdiction over such party or any of its properties or assets, provided, that such Designating Stockholder or designated representative takes reasonable steps to minimize the extent of any such required disclosure, provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not specifically reference the Company or this Agreement; provided, further, however, that each Designating Stockholder agrees to be responsible for any breaches of this Section 3.4 by such Designating Stockholder’s designated representatives.

3.5 Information Sharing. Each party hereto acknowledges and agrees that Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Designating Stockholder and its designated representatives (subject to such Designating Stockholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV.

ADDITIONAL COVENANTS

4.1 Pledges or Transfers. Subject to any applicable limitations set forth in the Registration Rights Agreement, upon the request of any Designating Stockholder that wishes to (x) pledge, hypothecate or grant security interests in any or all of the shares of Common Stock held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) Transfer any or all of the shares of Common Stock held by it, including to third party investors, the Company agrees to cooperate with such Designating Stockholder in taking any action reasonably necessary to consummate any such pledge, hypothecation, grant or Transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to Transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably requested by any Designating Stockholder in connection with a proposed Transfer.

4.2 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Designating Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a stockholders agreement with the Designating Stockholders that provides the Designating Stockholders with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement.

4.3 Expense Reimbursement. The Company shall, and shall cause its respective Subsidiaries to, pay directly or reimburse, or cause to be paid directly or reimbursed, the Designating Stockholders and each of their respective Affiliates the actual and reasonable out-of-pocket costs and expenses incurred or accrued by or on behalf the Designating Stockholders and their respective Affiliates in connection with the enforcement of rights or taking of actions relating to (i) this Agreement, (ii) the certificate of incorporation and bylaws (or equivalent documentation) of the Company or its Subsidiaries, or (iii) any registration rights agreements, subscription agreements, stockholders or investor rights agreements, voting agreements or other agreements entered into with the Company or any of its Subsidiaries in connection with direct or indirect investments by the Designating Stockholders or their respective Affiliates in, or financing by any of them of, the Company or any of its Subsidiaries (subject to any applicable limitations on expense reimbursement rights expressly set forth in such agreements). All payments or reimbursement for such expenses will be made by wire transfer in same-day funds to the bank account designated by the relevant Designating Stockholder or Affiliate thereof promptly upon or as soon as practicable following request for reimbursement and delivery to the Company of any supporting documentation reasonably requested by the Company.

ARTICLE V.

INDEMNIFICATION; LIABILITY INSURANCE

5.1 Indemnification of Designating Stockholders. (a) To the fullest extent permitted by law, the Company will, and will cause its Subsidiaries to, jointly and severally, indemnify and hold each Designating Stockholder, its Affiliates and any of such Designating Stockholder’s or its respective Affiliates’ respective partners, members, stockholders, directors, managers, officers, employees and agents (including any non-voting observer appointed or designated pursuant to this Agreement) of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim by any Person (other than the Company or any of its Subsidiaries) against any Indemnitee (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) (x) any actual or alleged fiduciary or similar duties to the Company, any of its Subsidiaries or their respective current or former stockholders arising from such Designating Stockholder’s, or its Affiliates’ ownership of shares of Common Stock or other securities of the Company or any of its Subsidiaries, (y) such Designating Stockholder’s or its Affiliates’ control or ability to influence the Company or any of its Subsidiaries or (z) such Designating Stockholder’s or its Affiliates’ ownership of shares of Common Stock or other securities of the Company or any of its Subsidiaries; provided that the foregoing indemnification rights in this Section 5.1(a) shall not be available to the extent that (1) any such Indemnified Liabilities are incurred as a result of willful misconduct of such Indemnitee; or (2) such Indemnified Liabilities arise out of any breach of this Agreement by such Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Indemnitee to its direct or indirect equity holders, creditors or Affiliates or (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its Subsidiaries; provided, however, that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company will, and will cause its Subsidiaries to, jointly and severally, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.1, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company.

(b) To the fullest extent permitted by law, the Company will, and will cause its Subsidiaries to, jointly and severally, reimburse any Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Indemnitee would be entitled to indemnification under the terms of this Article V, or any action or proceeding arising therefrom, whether or not such Indemnitee is a party thereto. The Company or its Subsidiaries, in the defense of any Action for which an Indemnitee would be entitled to indemnification under the terms of this Article V, may, without the consent of such Indemnitee (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnitee of an unconditional release from all liability with respect to such Action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee, and provided that any sums payable in connection with such settlement are paid in full by the Company and/or its Subsidiaries.

5.2 Jointly Indemnifiable Claims. The Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to the Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law, as amended, (ii) the Restated Certificate of Incorporation, (iii) the bylaws, as amended, of the Company, (iv) any director or officer indemnification agreement, (v) this Agreement, (vi) any other agreement between the Company or any Subsidiary and the Indemnitee pursuant to which the Indemnitee is indemnified, (vii) the laws of the jurisdiction of incorporation or organization of any Subsidiary of the Company and/or (viii) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Subsidiary of the Company ((i) through (viii) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any of its Subsidiaries or the insurer under and pursuant to an insurance policy of the Company or any of its Subsidiaries) from whom an Indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Company or any of its Subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall the Company or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause its Subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any of its Subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Company and/or any of its Subsidiaries, as applicable, and (z) the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.2, entitled to enforce this Section 5.2 as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of its Subsidiaries to perform the terms and obligations of this Section 5.2 as though each such Subsidiary was a party to this Agreement. For purposes of this Section 5.2, the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include any Indemnified Liabilities for which the Indemnitee shall be entitled to indemnification from both (1) the Company and/or any of its Subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

5.3 Non-Exclusive Right. The rights of any Indemnitee to indemnification in this Article V will be in addition to any other rights any such Person may have under any other Section of this Agreement or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of incorporation or bylaws (or equivalent governing documents) of the Company or any of its Subsidiaries.

5.4 Directors and Officers Insurance. The Company shall use its reasonable best efforts to purchase and maintain a policy or policies of directors’ and officers’ liability insurance which insurance shall cover each member of the Board.

5.5 Other Rights of Designees. Except as provided in Section 2.2, each Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Designees and, subject to execution of an observer agreement, non-voting observers (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Restated Certificate of Incorporation or bylaws of the Company, applicable law or otherwise.

ARTICLE VI.

GENERAL PROVISIONS

6.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Designating Stockholders, as provided under Section 6.3, and except for Section 3.1, Section 3.2 and Section 3.3 hereof, which shall terminate as provided in those Sections, and the rest of this Agreement, excluding Article VI hereof, will terminate upon the delivery of written notice by the Designating Stockholder Representative to the Company requesting that this Agreement terminate. The VCOC Investors shall advise the Company when they collectively first cease to Beneficially Own any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), whereupon Section 3.3 hereof shall terminate.

6.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:
Liftoff Mobile, Inc.
900 Middlefield Road, 2nd Floor
Redwood City, CA 94063
Attention:	Susan Hansen
Email:	[email address]

Each Designating Stockholder’s address is:

BCP Redbird Aggregator L.P.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Attention:	Sachin Bavishi
Jonathan Yip

Email:	[email address]
[email address]

6.3 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and the Designating Stockholder Representative.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Each Designating Stockholder, in its sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Designating Stockholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Designating Stockholder.

(e) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

6.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Designating Stockholder being deprived of the rights contemplated by this Agreement.

6.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other party hereto, and any attempted assignment, without such consent, will be null and void; provided, however, that, without the prior written consent of any other party hereto, a Designating Stockholder may assign or transfer, in its sole discretion, its rights and obligations under this Agreement, in whole or in part, to any Permitted Transferee of Common Stock, so long as such Permitted Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a Designating Stockholder hereunder, whereupon such Permitted Transferee shall be deemed a “Designating Stockholder” hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

6.6 Third Parties. Except as provided for in Article II, Article III and Article IV with respect to any Designating Stockholder, Article V with respect to any Indemnitee or in Section 6.16 with respect to a Non-Recourse Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

6.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

6.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined in the Delaware Chancery Court, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 6.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim or action directly or indirectly arising out of, under or in connection with this Agreement or the services contemplated hereby.

6.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

6.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

6.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

6.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

6.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Designating Stockholder Representative hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 6.2 hereof by the Designating Stockholder Representative as of the latest date any such notice is so provided to the Company.

6.14 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts (including counterparts transmitted electronically in portable document format (pdf), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) with the same effect as if the signatures to each counterpart were upon a single instrument, all of which will be an original and together shall constitute a single instrument. The parties hereto irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

6.15 Effectiveness. This Agreement shall become effective on the date hereof, among the Company and the other parties thereto.

6.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no Person who is not a named party to this Agreement, including any past, present or future Affiliate, Portfolio Company, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any named party hereto or any past, present or future Affiliate, Portfolio Company, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability (whether in contract or in tort, in law or in equity, or otherwise based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby and each party hereby waives and releases all such liabilities against any such Non-Recourse Party. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Each Non-Recourse Party is expressly intended as third-party beneficiaries of this Section 6.16. Notwithstanding the foregoing, nothing in this Section 6.16 shall limit any Person’s liability to the extent such Person has committed fraud.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LIFTOFF MOBILE, INC.

By:	/s/ Susan Hansen
Name:	Susan Hansen
Title:	General Counsel

DESIGNATING STOCKHOLDERS

BCP REDBIRD AGGREGATOR L.P.

By:	BCP VII Holdings Manager L.L.C., its general partner

By:	/s/ Sachin Bavishi
Name:	Sachin Bavishi
Title:	Senior Managing Director

[Signature Page to Liftoff Mobile, Inc. Stockholders Agreement (BX)]